SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                    FORM 8-K

                                 CURRENT REPORT
                             -----------------------


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                December 1, 1999
                DATE OF REPORT (Date of earliest event reported)


                               ACXIOM CORPORATION
             (Exact name of registrant as specified in its charter)

               DELAWARE              0-13163                 71-0581897
           (State or other         (Commission             (IRS Employer
           jurisdiction of         File Number)        Identification Number)
            incorporation)


                                1 Information Way
                           Little Rock, Arkansas 72202
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (501) 252-1000
              (Registrant's telephone number, including area code)

Item 5.  Other Events.

         On May 28, 1999, registrant acquired Computer Graphics of Arizona, Inc., and all of its affiliated companies in a stock-for-stock merger. Registrant accounted for the transaction as a pooling of interests. Because of this transaction, if registrant desires to file a registration statement under the Securities Act of 1933, registrant will be required to prepare restated financial statements reflecting such transaction.

         Registrant prepared restated supplemental consolidated financial statements reflecting the above-described transaction and filed them as Exhibit 99 to its Report on Form 8-K dated June 18, 1999 so that registrant could incorporate such financial statements into any future registration statements by reference to this report.

         On August 16, 1999, the Company filed its financial statements for the three months ended June 30, 1999 incorporating the results of operations of Computer Graphics of Arizona, Inc. on a retroactive basis.

         Registrant has prepared restated consolidated financial statements as of March 31, 1999 and 1998 and for each of the years in the three-year period ended March 31, 1999 reflecting the above described transaction and is filing them as Exhibit 99 to this Current Report on Form 8-K so that registrant may incorporate such financial statements into any future registration statements by reference to this report.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     On May 26, 1998, we entered into a merger agreement with May & Speh, Inc. May & Speh, headquartered in Downers Grove, Illinois, provides computer-based information management services with a focus on direct marketing and information technology outsourcing services. The merger, which was completed September 17, 1998, has been accounted for as a pooling of interests. Accordingly, our consolidated financial statements have been restated as if the combining companies had been combined for all periods presented. See note 2 to the Consolidated Financial Statements for a more detailed discussion of the merger transaction.

     On May 28, 1999, Acxiom acquired Computer Graphics and all of its affiliated companies in a stock-for-stock merger. The acquired companies provide computer-based information management services with a focus on direct marketing as well as other related data-based products. The transaction was accounted for as a pooling of interests. The Consolidated Financial Statements have also been restated to reflect this transaction. See note 2 to the Consolidated Financial Statements for a more detailed discussion of the merger transactions.


Results of Operations

     For the fiscal year ended March 31, 1999, we recorded the highest annual revenue, earnings, and earnings per share in our history, excluding the special charges discussed more fully below. Consolidated revenue was a record $754.1 million in 1999, up 27% from 1998. For fiscal 1998, revenue growth was 19% over the previous year.

     In 1999 and 1998 we had one major customer who accounted for more than 10% of revenue, and in 1997 we had two major customers who accounted for more than 10% of revenue. Allstate accounted for 10.9%, 12.6%, and 13.6% in 1999, 1998 and 1997, respectively, and Trans Union accounted for 11.3% in 1997. The Trans Union data center management agreement and marketing services agreement both expire in 2005. The Allstate agreement has been extended and now expires in 2004. Revenues under long term contracts (defined as contracts having an initial term of three years or longer) were 51%, 53%, and 51% of consolidated revenues for 1999, 1998 and 1997, respectively.

     The following table shows our revenue by business segment for each of the years in the three-year period ended March 31, 1999 and the percentage changes between years (dollars in millions):

                                                                      1998  1997
                                                                       to    to
                                               1999    1998    1997   1999  1998
                                              ------  ------  ------  ----  ----
      Services............................... $444.0  $331.7  $274.8  +34%  +21%
      Data Products..........................  186.7   155.2   135.4  +20   +15
      Information Technology Management......  164.5   128.4   109.5  +28   +17
      Intercompany eliminations(/1/).........  (41.1)  (23.0)  (20.5) +79   +12
                                              ------  ------  ------
                                              $754.1  $592.3  $499.2  +27   +19
                                              ======  ======  ======

--------------

(1) Represents Data Products sold to the Services segment customers.

     The Services segment, the Company's largest segment, provides data warehousing, database management, list processing and consulting services to large corporations in a number of industries. Revenue growth for this segment has been strong, with fiscal 1999 growing 34% over the previous year after a 21% increase in 1998. This performance has been fueled by a business trend to develop data warehouses to implement customer relationship management applications and one-to-one marketing initiatives for our clients.

     The Data Products segment provides data content, primarily in support of our customers' direct marketing activities. Revenue growth for this segment in fiscal 1999 grew 20% over the previous year after a 15% increase in 1998. One of the channels for the Data Products segment is the customers of the Services segment. For internal reporting purposes, these revenues are included in both segments and then adjusted within the intercompany elimination. As evidenced by the intercompany eliminations in the previous table, revenues from customers of the Services segment grew strongly in 1999, increasing 79% over the prior year after a 12% increase in 1998.

     The Information Technology Management segment reflects outsourcing services, primarily in the areas of data center, client/server and network management. Revenue growth for this segment in fiscal 1999 grew 28% over the previous year after a 17% increase in 1998. This segment is experiencing strong growth as a result of a trend towards business process outsourcing due to increased complexity and changes in technology. Growth in this segment was fueled by increases of 48% and 35% for May & Speh's outsourcing business in 1999 and 1998, respectively.

     The following table presents operating expenses for each of the years in the three-year period ended March 31, 1999 and the percentage change between years (dollars in millions):

                                                                1998 to 1997 to
                                            1999   1998   1997   1999    1998
                                           ------ ------ ------ ------- -------
      Salaries and benefits............... $283.7 $219.3 $178.7   +29%    +23%
      Computer, communications and other
       equipment..........................  111.9   87.5   77.6   +28     +13
      Data costs..........................  111.4   93.4   80.8   +19     +16
      Other operating costs and expenses..  129.7  106.5   93.9   +22     +13
      Special charges.....................  118.7    4.7     --    NM      NM
                                           ------ ------ ------
                                           $755.4 $511.4 $431.0   +48     +19
                                           ====== ====== ======

     Salaries and benefits increased by 29% from 1998 to 1999 and by 23% from 1997 to 1998 principally due to increased headcount to support the growth of the business and merit increases, combined with increases in incentive compensation, new outsourcing business, and the impact of acquisitions during the year.

     Computer, communications and other equipment costs increased 28% from 1998 to 1999, after rising 13% from 1997 to 1998. The increases in 1999 and 1998 reflect depreciation on capital expenditures and amortization of software cost expenditures made to accommodate business growth. In 1998, the percentage increase was lessened due to the Trans Union pass-through expenses recorded in 1997.

     Data costs grew 19% in 1999 and 16% in 1998. These costs are a direct result of growth in the Data Products segment and increased data purchases under our contract with Allstate.

     Other operating costs and expenses increased by 22% in 1999. Facilities costs increased $5.5 million, primarily due to a new building in Downers Grove, Illinois. Outside services and temporary help costs increased $8.7 million, primarily to support growth in new Information Technology Management outsourcing contracts. The remainder of the increase was in office supplies, travel and entertainment expenses, and advertising, offset by a decrease in cost of sales for client/server equipment of $3.6 million. In total, the percentage increase in other operating costs and expenses was less than the percentage increase in revenue. Other operating costs and expenses increased 13% in 1998. The increase is primarily attributable to acquisitions, client/server sales noted above, an increase in bad debt expense, and volume-related increases, somewhat reduced by the impact of the sale of the Pro CD retail and direct marketing unit.

     In the second and third quarters of fiscal 1999, we recorded special charges which totaled $118.7 million. These charges were merger and integration expenses associated with the May & Speh merger and the write down of other impaired assets. The charges consisted of approximately $10.7 million of transaction costs, $8.1 million in associate-related reserves, $48.5 million in contract termination costs, $11.5 million for the write down of software, $29.3 million for the write down of property and equipment, $7.8 million for the write down of goodwill and other assets, and $2.8 million in other accruals. See note 2 to the Consolidated Financial Statements for further information about the special charges. In 1998, May & Speh recorded a $4.7 million special charge, primarily for severance costs.

     Total spending on capitalized software and research and development expense was $36.3 million in 1999, compared to $35.1 million in 1998 and $23.7 million in 1997. Research and development expense was $17.8 million, $13.7 million, and $13.0 million for 1999, 1998, and 1997, respectively.

     Excluding the effect of the special charges on both years, income from operations would have been $117.4 million in 1999, an increase of 37% over the income from operations of $85.6 million in 1998. Income from operations in 1998 would have reflected an increase of 26% over 1997. The operating margin for 1999, 1998, and 1997 would have been 15.6%, 14.5%, and 13.7%, respectively.
Operating margins for the Services and Information Technology Management segments are generally higher than that of the Data Products segment. For fiscal 1999, operating margins were 20.4%, 8.2%, and 21.2% for the Services, Data Products, and Information Technology Management segments, respectively.

     Interest expense increased by $7.3 million in 1999 and by $4.3 million in 1998. The increase is due primarily to increased debt levels, including $115 million of convertible debt issued by May & Speh in March, 1998, increases in our revolving credit agreement, and increases in enterprise software license liabilities.

     Other, net is primarily composed of interest income on noncurrent receivables and invested cash of $6.4 million in 1999, $2.9 million in 1998 and $1.6 million in 1997. Other, net for 1998 also includes $0.9 million of gain on the disposal of the Pro CD retail and direct marketing business compared with a $2.6 million charge in 1997 due to a write-off from the sale of a facility related to a previously disposed of unit.

     Our effective tax rate, excluding the special charges, was 37.3%, 37.3%, and 37.7% for 1999, 1998, and 1997, respectively. In each year, the effective rate exceeded the U.S. statutory rate because of state income taxes, partially offset by research and experimentation tax credits. In 1999, the effect of the special charges increased the effective tax rate as certain of the special charges are not deductible for federal or state tax purposes.

     The net loss was $15.1 million in 1999 including the special charges noted above. Excluding the effect of the special charges, net earnings would have been $66.8 million. Net earnings were $47.2 million in 1998, or $50.1 million excluding the special charges. Net earnings were $38.9 million in 1997. Basic earnings per share, excluding the special charges, would have been $0.86, $0.68, and $0.55 in 1999, 1998, and 1997, respectively. Diluted earnings per share would have been $0.78, $0.61, and $0.49, respectively.

Seasonal and Quarterly Comparisons

     Our operations have not proven to be significantly seasonal, although our traditional direct marketing operations experience slightly higher revenues in our second and third quarters. This seasonal impact should decrease as we continue to move toward long-term strategic partnerships with more predictable revenues. The following table sets forth certain quarterly financial information for the quarters indicated.

                                                    Three Months Ended
                          ------------------------------------------------------------------------------
                          6/30/97   9/30/97   12/31/97  3/31/98   6/30/98   9/30/98   12/31/98  3/31/99
                          --------  --------  --------  --------  --------  --------  --------  --------
Statement of Operations
 Data(/1/):
 Revenue................  $129,390  $141,739  $152,892  $168,308  $164,512  $180,030  $193,910  $215,605
 Income from operations.    15,006    21,000    25,525    24,078    20,321    26,665    35,333    35,044
 Net earnings...........     8,265    12,575    15,035    14,241    11,737    15,473    19,944    19,631
Percentage of
 Revenue(/1/):
 Income from operations.      11.6%     14.8%     16.7%     14.3%     12.4%     14.8%     18.2%     16.3%
 Net earnings...........       6.4       8.9       9.8       8.5       7.1       8.6      10.3       9.1

--------------

(1) Excludes special charges for the fiscal year ended March 31, 1998 related to May & Speh severance costs and for the fiscal year ended March 31, 1999 related to merger and integration charges associated with the May & Speh merger and the write down of other impaired assets.

Capital Resources and Liquidity

     Working capital at March 31, 1999 totaled $134.1 million compared to $210.5 million a year previously. At March 31, 1999, we had available credit lines of $126.5 million, of which $55.4 million was outstanding. Our debt-to-capital ratio (capital defined as long-term debt plus stockholders' equity) was 48% at March 31, 1999, compared to 45% at March 31, 1998. Included in long-term debt are two convertible debt facilities totaling $140 million, of which $25.0 million was converted to equity in April 1999. Assuming both of these facilities will convert to equity, our debt-to-capital ratio would be reduced to 27% as of March 31, 1999. Total stockholders' equity increased to $357.8 million at March 31, 1999, from $308.2 million at March 31, 1998.

     In May 1999, we arranged a $25.0 million increase in our current revolving credit facility. This temporary increase will expire on July 31, 1999. As of June 17, 1999, $139.9 million was outstanding compared to $55.4 million at March 31, 1999. The increase in the amount outstanding under our revolving credit facility was the result of acquisition payments, capital expenditures and working capital needs. We intend to use the net proceeds of this offering to pay down a portion of the outstanding balance of this facility.

     Cash provided by operating activities was $60.4 million for 1999 compared to $65.5 million in 1998 and $44.2 million in 1997. Excluding the impact of special charges, cash provided by operating activities was $88.8 million, $70.2 million and $44.2 million in 1999, 1998 and 1997, respectively. Earnings before interest, taxes, depreciation, and amortization ("EBITDA"), again excluding the impact of the special charges, increased by 34% in 1999 after also increasing 34% in 1998. The operating cash flow was reduced by $124.1 million in 1999, $55.7 million in 1998, and $50.8 million in 1997 due to the net change in operating assets and liabilities. The change primarily reflects higher current and noncurrent receivables, partially offset by higher accounts payable and accrued liabilities resulting from the growth of our business. EBITDA is not intended to represent operating cash flow, is not presented as an alternative to operating income as an indicator of operating performance, may not be comparable to other similarly titled measures of other companies, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. However, EBITDA is a relevant measure of our operations and cash flows and is used internally as a surrogate measure of cash provided by operating activities.

     Investing activities used $190.3 million in 1999, $86.8 million in 1998, and $108.3 million in 1997. Investing activities in 1999 included $127.9 million in capital expenditures, compared to $68.1 million in 1998 and $65.3 million in 1997. The increase in capital expenditures was principally due to purchases of data center equipment to support our outsourcing agreements, as well as the purchase of additional data center equipment in our core data centers. Approximately one-half of the capital expenditures in 1999 were related to customer-specific projects or contractual customer requirements. We occupied a new building in Downers Grove, Illinois in fiscal 1999 and two new buildings in Little Rock, Arkansas in the first quarter of fiscal 2000.

     Investing activities during 1999 also include $18.5 million in capitalized software development costs, compared to $21.4 million in 1998 and $10.7 million in 1997. The capitalized costs in 1998 included $8.1 million capitalized by May & Speh on a project that was completed during 1998. Excluding the decrease related to this project at May & Speh, capitalized software development costs increased $5.2 million from 1998 to 1999, primarily due to capitalized software costs related to the Acxiom Data Network. The remainder of the capitalized software costs includes software tools and databases developed for customers in all three segments of our business. Investing activities also reflect cash paid for acquisitions of $46.0 million in 1999, $19.8 million in 1998, and $16.2 million in 1997. These outflows were partially offset in 1998 by $15.3 million received from the sale of assets, including $13.0 million from the sale of the retail and direct marketing assets of Pro CD. Notes 2 and 15 to our Consolidated Financial Statements discuss the acquisitions and dispositions in more detail.
Investing activities also reflect the investment of $10.4 million in 1999 and $6.1 million in 1998 in joint ventures. These investments include approximately $4.0 million invested in each of 1999 and 1998 in Bigfoot International, Inc., an emerging company that provides services and tools for Internet e-mail users, and $3.2 million invested in fiscal 1999 in Ceres Integrated Solutions, LLC, a provider of software and analytical services to large retailers. Investing activities also include purchases and sales of marketable securities. These securities were purchased by May & Speh prior to the merger. As of March 31, 1999, we no longer held any marketable securities.

     Financing activities in 1999 provided $24.9 million of cash, including sales of stock through our stock option and employee stock purchase plans and the exercise of a warrant by Trans Union for the purchase of 4.0 million shares. This warrant was issued to Trans Union in 1992 in conjunction with our data center management agreement with Trans Union. Financing activities in 1998 provided $127.4 million of cash, including the issuance of the $115.0 million convertible debt by May & Speh in March 1998. Financing activities in 1997 included the issuance of $30.0 million in senior notes and the issuance of $43.0 million of common stock by May & Speh.

     During fiscal 1999, construction was substantially completed on our new headquarters building and a new customer service facility in Little Rock, Arkansas. These two buildings were built pursuant to 50/50 joint ventures between us and local real estate investors and were occupied in the first quarter of fiscal 2000. We have also occupied a new building in Downers Grove, Illinois. During fiscal 2000, we expect to begin construction on a new customer service facility in Conway, Arkansas as well as another customer service facility in Little Rock, Arkansas. The Conway facility is expected to be completed in February 2000 and to cost approximately $12.0 million. The Little Rock facility is expected to cost approximately $28.0 million and construction is expected to last from August 1999 to July 2001. Financing plans for these two buildings are not yet complete, although the City of Little Rock has committed to issue revenue bonds for the Little Rock facility.

     While we do not have any other material contractual commitments for capital expenditures, additional investments in facilities and computer equipment continue to be necessary to support the growth of our business. In addition, new outsourcing or facilities management contracts frequently require substantial up-front capital expenditures in order to acquire or replace existing assets. In some cases, we also sell software, hardware, and data to customers under extended payment terms or notes receivable collectible over one to eight years. These arrangements also require up-front expenditures of cash, which are repaid over the life of the agreement. We have also been, and will likely continue to be, actively pursuing acquisitions. As a result, we expect that it will be necessary to raise additional capital during the next fiscal year. We believe that capital could be raised by negotiating an increase in our current revolving credit agreement, by incurring other debt on either a secured or unsecured basis, or by the issuance of additional equity securities in either public or private offerings. We believe we have significant unused capacity to raise capital which could be used to support future growth.

Item 7.  Financial Statements and Exhibits

         (c)      Exhibits

                  23.1     Consent of KPMG LLP

                  23.2     Consent of PricewaterhouseCoopers LLP

                  99 Consolidated Financial Statements of Acxiom Corporation (as restated to reflect the acquisition of Computer Graphics of Arizona, Inc., and all of its affiliated companies on May 28, 1999)

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           ACXIOM CORPORATION

                                           By:    /s/ Catherine L. Hughes
                                              ----------------------------------
                                              Catherine L. Hughes
                                              Secretary and Corporate Counsel

Date: December 30, 1999

                                  Exhibit Index

Number in
Exhibit Table                             Exhibit

23.1                Consent of KPMG LLP

23.2                Consent of PricewaterhouseCoopers LLP

99 Consolidated Financial Statements of Acxiom Corporation (as restated to reflect the acquisition of Computer Graphics of Arizona, Inc., and all of its affiliated companies on May 28, 1999)